Exhibit 99.1

GOOGLE ANNOUNCES RECORD REVENUES FOR FOURTH QUARTER AND FISCAL YEAR 2004

MOUNTAIN VIEW, Calif. – February 1, 2005 – Google Inc. (Nasdaq: GOOG) today announced financial results for the quarter ended December 31, 2004.

•	Google reported record revenues of $1.032 billion for the quarter ended December 31, 2004, up 101% year over year. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (“TAC”), or the portion of revenues shared with our partners.

•	Income from operations, on a GAAP basis, was $303 million, or 29.4% of revenues for the quarter ended December 31, 2004 compared to $86 million or 16.9% of revenues for the prior year’s quarter.

•	Income from operations includes a $60 million non-cash, stock-based compensation charge compared to a $85 million non-cash, stock-based compensation charge in the prior year’s quarter.

•	Net income on a GAAP basis for the quarter ended December 31, 2004 was computed based on the following income statement or condensed income statement line items. Net income is derived from the above mentioned revenues of $1.032 billion, traffic acquisition costs of $378 million, as well as other costs and expenses before stock-based compensation of $291 million, stock-based compensation of $60 million, other income of $7 million and a provision for income taxes of $106 million.

•	Some Wall Street analysts use non-GAAP measures to analyze our operating results. For instance, they may subtract traffic acquisition costs of $378 million from revenues of $1.032 billion to arrive at a net revenues amount. Also, certain analysts may arrive at net income before stock-based compensation by subtracting traffic acquisition costs of $378 million, other costs and expenses before stock-based compensation of $291 million (less other income of $7 million) and a provision for income taxes of $106 million from revenues of $1.032 billion.

•	Net income on a GAAP basis in the fourth quarter of 2004 was $204 million or $0.71 per share on a diluted basis based on 285.9 million weighted average shares outstanding.

•	Net cash provided by operating activities for the twelve months ended December 31, 2004 totaled $977 million as compared to $395 million last year, an increase of 147%.

•	Adjusted EBITDA, another measure of liquidity, increased by $236 million or 125% to $425 million (or 41 % of revenues) in the fourth quarter of 2004 from $189 million in same quarter of 2003 (or 37% of revenues) and from $321 million (or 40 % of revenues) in the third quarter of 2004.

“Google had an exceptional quarter. Revenues and profits increased significantly, our execution was solid across the company and most importantly, our relationship with our users, partners and advertisers became even stronger,” said Eric Schmidt, Google chief executive officer. “All of this happened while we continued to innovate, expand around the world and make strategic, long-term investments.”

Q4 Financial Highlights

Revenues - Revenues in the quarter totaled a record $1.032 billion, representing a 28% increase over the third quarter of 2004 and a 101% year-over-year increase. This revenues growth reflects strong traffic and monetization growth in the quarter as well as advertisers’ growing recognition of the Internet as an effective advertising medium.

Google-Sites Revenues - Google-owned sites generated $530 million or 51% of total revenues. This represents an increase of 118% over the fourth quarter of 2003.

The Google Network - Revenues generated on Google’s partner sites, through AdSense programs, contributed $490 million, or 48% of total revenues, a 92% increase over the Network revenues generated in the same quarter last year.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $378 million or 77% of Google Network revenues. This compares to total payments to partners of $216 million in the fourth quarter of 2003, or 85% of Google Network revenues.

Income from Operations – Income from operations in the quarter, on a GAAP basis, totaled $303 million or 29.4% of revenues, and included a non-cash charge of $60 million for stock-based compensation. This compares to operating income of $86 million or 16.9% of revenues in the same period of 2003, when the stock-based compensation charge was $85 million. This improvement in operating margins was primarily due to decreases in stock-based compensation expense and traffic acquisition cost as a percentage of revenues.

Income Taxes - Google recorded a provision for income taxes of $106 million in the fourth quarter, an effective tax rate of 34% as compared to a $62 million provision for income taxes and a 70 % effective tax rate in the fourth quarter of 2003. The provision for income taxes in the fourth quarter was reduced by $66 million related to certain items, $42 million due to ISO disqualifying dispositions and $24 million related to certain stock-based compensation charges recognized prior to the IPO. The company expects its effective tax rate before these items to generally trend lower over the long term to a rate below 35%. However, the company may experience volatility in its quarterly effective tax rates as a result of certain stock option activity.

Net Income - Net income on a GAAP basis increased to $204 million or 19.8% of revenues in the fourth quarter of 2004 as compared to $27 million or 5.3% of revenues in the fourth quarter of 2003. Earnings on a diluted per share basis were $0.71 in the fourth quarter of 2004 as compared to $0.10 in the fourth quarter of 2003.

Fiscal Year 2004 Financial Highlights

Revenues - Google reported revenues for calendar year 2004 of $3.189 billion, a 118% increase over the $1.466 billion reported for 2003. Google saw growth throughout the year both in our domestic business and internationally, both on Google owned sites and on the Google Network.

Specifically, revenues from Google owned sites increased 101% on a year over year basis, from $792 million to $1.6 billion. The company attributes the rapid growth to increased visits to its sites and to its accumulated knowledge of how to more effectively and efficiently monetize that traffic. Revenues from the Google Network grew 147% in the year, from $629 million in 2003 to $1.6 billion in 2004. This growth reflects growth in the number of partners in the network in both the AdSense for Search and the AdSense for Content programs, as well as improved monetization of those programs.

Income from Operations – On a GAAP basis (including the settlement charge) our operating income in 2004 rose 87% on a year-over-year basis to $640 million, representing a full year operating margin of 20.1%. Excluding the effect of a third-quarter, 2004 non-cash, non-recurring charge associated with a legal settlement, our operating income for the full year 2004 increased 146% to $841 million, up from $342 million the prior year. Again, excluding the aforementioned charge, our operating margin for the full year rose to 26.4% from 23.4% the previous year. Operating income as reported in both 2004 and 2003 was reduced by significant non-cash stock-based compensation charges of $279 million and $229 million respectively.

Net Income – Net income for the year 2004 rose to $399 million from $106 million in 2003, an increase of 278%. Adjusting for the impact of the third quarter 2004 settlement charge and for certain tax benefits, net income totaled $406 million in 2004. On a GAAP basis, earnings per share increased to $1.46 this year from $0.41 in 2003.

Cash Flow – Net cash provided by operating activities increased 147% to $977 million for the twelve months ended December 31, 2004 from $395 million in 2003. Free cash flow is an alternative measure of liquidity to GAAP net cash provided by operating activities and is calculated as operating cash flows less capital expenditures. Capital expenditures were $319 million in the twelve months ended December 31, 2004 as compared to $177 million in the twelve months ended 2003. Free cash flow for the twelve months ended December 31, 2004 totaled $658 million as compared to $219 million for the same period in 2003, an increase of 200%.

Adjusted EBITDA – Adjusted EBITDA is defined as EBITDA before the non-cash stock-based compensation charge, the non-cash and non-recurring settlement charge and in-process R&D. It is another alternative measure of liquidity to GAAP net cash provided by operating activities. Adjusted EBITDA increased to approximately $1.280 billion in 2004, or 40% of revenues, from $638 million, or 44% of revenues, in 2003. For the fourth quarter of 2004, adjusted EBITDA increased to $425 million from $321 million in the third quarter. The reconciliation of adjusted EBITDA to the GAAP measure of liquidity, net cash provided by operating activities, is set forth at the back of this release.

Cash – As of December 31, 2004, Google had a cash, cash equivalents and short-term investments balance of $2.132 billion.

On a worldwide basis, Google employed 3,021 full time employees as of December 31, 2004, up from 2,668 as of September 30, 2004.

Webcast and conference call information

A live audio webcast of Google’s fourth-quarter earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 p.m. (PDT)/ 4:30 (EDT). This press release, the financial tables as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM EDT through midnight Tuesday, February 15, by calling (888) 203-1112 in the United States or (719) 457-0820 for calls from outside the United States. The required confirmation code for the replay is 0676870.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the Google’s market opportunity and future business prospects. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from the results predicted are included in Google’s quarterly reports on Form 10-Q and from time to time in other reports filed by Google with the Securities and Exchange Commission.

About non-GAAP financial measures.

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses non-GAAP measures of certain financial performance and liquidity. These non-GAAP measures are comprised of income from operations, net income and net income per share before material non-recurring and other items, as well as free cash flows and adjusted EBITDA. Google’s management believes that income from operations before material non-recurring and other items and net income before material non-recurring and other items provide meaningful supplemental information regarding the company’s core operating results because they exclude amounts that are not necessarily related to those core results and are of a substantially non-recurring nature. Google’s management believes that free cash flows and adjusted EBITDA provide meaningful supplemental information regarding liquidity. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of Google’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical operating results and liquidity.

Google computes its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:

Google Inc.

David Krane, 650-623-4096

david@google.com

Steve Langdon, 650-623-4950

slangdon@google.com

Google Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
	(unaudited)
Revenues	$512,175	$1,031,501	$1,465,934	$3,189,223

Costs and expenses:
Cost of revenues	250,868	453,779	625,854	1,457,653
Research and development	28,457	87,442	91,228	225,632
Sales and marketing	41,164	76,107	120,328	246,300
General and administrative	20,284	51,843	56,699	139,700
Stock-based compensation (*)	84,984	59,531	229,361	278,746
Non-recurring portion of settlement of disputes with Yahoo	—	—	—	201,000

Total costs and expenses	425,757	728,702	1,123,470	2,549,031

Income from operations	86,418	302,799	342,464	640,192
Interest income and other, net	3,007	7,374	4,190	10,042

Income before income taxes	89,425	310,173	346,654	650,234
Provision for income taxes	62,171	106,073	241,006	251,115

Net income	$27,254	$204,100	$105,648	$399,119

Net income per share - basic	$0.19	$0.78	$0.77	$2.07

Net income per share - diluted	$0.10	$0.71	$0.41	$1.46

Shares used in per share calculation - basic	146,326	261,172	137,697	193,176

Shares used in per share calculation - diluted	262,561	285,944	256,638	272,781

(*) Stock -based compensation is allocated as follows:

Cost of revenues	$2,736	$1,696	$8,557	$11,314
Research and development	56,262	35,310	138,377	169,532
Sales and marketing	14,077	10,292	44,607	49,449
General and administrative	11,909	12,233	37,820	48,451

	$84,984	$59,531	$229,361	$278,746

Google Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$148,995	$426,873
Short-term investments	185,723	1,705,424
Accounts receivable, net	154,690	311,836
Income taxes receivable	—	70,509
Deferred income taxes	22,105	19,463
Prepaid revenue share, expenses and other assets	48,721	159,360

Total current assets	560,234	2,693,465
Property and equipment, net	188,255	378,916
Goodwill	87,442	122,818
Intangible assets, net	18,114	71,069
Deferred income taxes, non-current	—	11,590
Prepaid revenue share, expenses and other assets, non-current	17,413	35,493

Total assets	$871,458	$3,313,351

Liabilities, Redeemable Convertible Preferred Stock Warrant and Stockholders’ Equity
Current liabilities:
Accounts payable	46,175	32,672
Accrued compensation and benefits	33,522	82,631
Accrued expenses and other current liabilities	26,411	64,111
Accrued revenue share	88,672	122,544
Deferred revenue	15,346	36,508
Income taxes payable	20,705	—
Current portion of equipment leases	4,621	1,902

Total current liabilities	235,452	340,368

Long-term portion of equipment leases	1,988	—
Deferred revenue, long-term	5,014	7,443
Liabilities for stock option exercised early, long-term	6,341	5,982
Deferred income taxes	18,510	—
Other long-term liabilities	1,512	30,502

Redeemable convertible preferred stock warrant	13,871	—

Stockholders’ equity:
Convertible preferred stock	44,346	—
Class A and Class B common stock	161	267
Additional paid-in capital	725,219	2,582,352
Note receivable from officer/stockholder	(4,300)	—
Deferred stock-based compensation	(369,668)	(249,470)
Accumulated other comprehensive income	1,660	5,436
Retained earnings	191,352	590,471

Total stockholders’ equity	588,770	2,929,056

Total liabilities, redeemable convertible preferred stock warrant and stockholders’ equity	$871,458	$3,313,351

GOOGLE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2003	2004
Operating activities
Net income	$105,648	$399,119
Adjustments:
Depreciation and amortization of property and equipment	43,851	128,523
Amortization of intangibles and warrants	11,198	19,950
In-process research and development	11,618	11,343
Stock-based compensation	229,361	278,746
Tax benefits from exercise of warrants and other	—	191,570
Non-recurring portion of settlement of disputes with Yahoo	—	201,000
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(90,385)	(156,928)
Income taxes, net	(6,319)	(125,227)
Prepaid expenses and other assets	(58,913)	(99,779)
Accounts payable	36,699	(13,516)
Accrued expenses and other liabilities	31,104	86,374
Accrued revenue share	74,603	33,872
Deferred revenue	6,980	21,997

Net cash provided by operating activities	395,445	977,044

Investing activities
Purchases of property and equipment	(176,801)	(318,995)
Purchases of short-term investments	(316,599)	(4,134,576)
Maturities and sales of short-term investments	219,404	2,611,078
Purchases of intangibles and other assets	—	(33,906)
Acquisitions, net of cash acquired	(39,958)	(24,957)

Net cash used in investing activities	(313,954)	(1,901,356)

Financing activities
Proceeds from exercise of stock options, net	15,476	12,002
Proceeds from exercise of warrants	—	21,944
Net proceeds from initial public offering	—	1,161,080
Payment of note receivable from officer/stockholder	—	4,300
Payments of principal on capital leases and equipment loans	(7,386)	(4,708)

Net cash provided by financing activities	8,090	1,194,618

Effect of exchange rate changes on cash and cash equivalents	1,662	7,572

Net increase in cash and cash equivalents	91,243	277,878
Cash and cash equivalents, beginning of the period	57,752	148,995

Cash and cash equivalents, end of the period	$148,995	$426,873

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before material non-recurring and other items (in thousands except per share amounts, unaudited):

	Three months ended September 30, 2004				Three months ended December 31, 2004				Twelve months ended December 31, 2004
	Actual	Adjustments		Non-GAAP Results	Actual	Adjustments		Non-GAAP Results	Actual	Adjustments		Non-GAAP Results
Income from operations	$11,112	201,000	(a)	$212,112	$302,799			$302,799	$640,192	201,000	(a)	$841,192

		201,000	(a)							201,000	(a)
		(82,036	)(b)							(82,036	)(b)
		(45,950	)(c)			(24,031	)(c)			(69,981	)(c)
						(42,237	)(d)			(42,237	)(d)

Net income	$51,983	73,014		$124,997	$204,100	(66,268)		$137,832	$399,119	6,746		$405,865

Net income per share - diluted	$0.19			$0.45	$0.71			$0.48	$1.46			$1.49

Shares used in per share calculation - diluted	274,735			274,735	285,944			285,944	272,781			272,781

(a)	To eliminate $201.0 million of charges related to the non-recurring portion of settlement of disputes with Yahoo.
(b)	To eliminate $82.0 million of tax benefit recognized related to the non-recurring portion of settlement of disputes with Yahoo.
(c)	To eliminate $46.0 million and $24.0 million of tax benefit recorded in the third and the fourth quarters related to certain stock-based compensation charges recognized prior to the initial public offering.
(d)	To eliminate $42.2 million of tax benefit recorded in the fourth quarter related to ISO disqualifying dispositions. This benefit is eliminated because it is a significant reduction to our provision for income taxes and it may or may not be “non-recurring” in terms of its significance. We cannot forecast the amount of reductions to our provision for income taxes, if any, related to ISO disqualifying dispositions that may occur in future periods.

Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures

1. Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

	Three months ended June 30, 2004	Three months ended September 30, 2004	Three months ended December 31, 2004	Twelve months ended December 31, 2004
Net cash provided by operating activities	$162,559	$238,343	$368,097	$977,044
Less purchases of property and equipment	(96,246)	(77,632)	(59,080)	(318,995)

Free cash flow	$66,313	$160,711	$309,017	$658,049

2. Reconciliation from net cash provided by operating activities to adjusted EBITDA(*) (in thousands, unaudited):

	Three months ended September 30, 2004	As a percentage of revenues	Three months ended December 31, 2004	As a percentage of revenues	Twelve months ended December 31, 2004	As a percentage of revenues
Net cash provided by operating activities	$238,343	30%	$368,097	36%	$977,044	30%
Changes in assets and liabilities, net of effects of acquisitions	175,674	22%	4,986	0%	253,207	8%
Provision (benefit) for income taxes	(37,005)	(5)%	106,073	10%	251,115	8%
Interest (income) expense and other, net	(3,866)	(1)%	(7,374)	(1)%	(10,042)	0%
Tax benefits from exercise of warrants and other	(51,727)	(6)%	(46,599)	(4)%	(191,570)	(6)%

Adjusted EBITDA	$321,419	40%	$425,183	41%	$1,279,754	40%

(*)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation, in-process research and development and non-recurring portion of settlement charge.